CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 22, 2019, relating to the financial statements and financial highlights of Smith Group Large Cap Core Growth Fund, a series of Managed Portfolio Series, for the year ended November 30, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
January 23, 2020